January 2010 Pricing Sheet dated January 25, 2010 relating to Preliminary Pricing Supplement No. 267 dated December 22, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS Opportunities in International Equities
Jump Securities based on the iShares® MSCI Brazil Index Fund due February 24, 2011

PRICING TERMS – JANUARY 25, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$15,949,620
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	January 25, 2010
Original issue date:	January 28, 2010 (3 business days after the pricing date)
Maturity date:	February 24, 2011
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Payment at maturity:
If final share price is greater than initial share price,
$10 + the upside payment
If final share price is less than or equal to initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$2.60 per security (26% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.60 per security.

Initial share price:	$67.90, which is the closing price of one underlying share on the pricing date times the adjustment factor on such date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	February 18, 2011, subject to postponement for certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	617484662
ISIN:	US6174846625
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated, a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Security	$10.00	$0.20	$9.80
Total	$15,949,620	$318,992.40	$15,630,627.60

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.9250 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 267 dated December 22, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.